Exhibit 99.1

MaxPoint Interactive to Transfer Stock Exchange Listing to Nasdaq

RALEIGH, N.C. – May 2, 2016—MaxPoint (NYSE: MXPT), the company that helps manufacturers and retailers generate in-store sales with its innovative Digital Zip® technology, today announced that it will be transferring its stock exchange listing from the New York Stock Exchange to the Nasdaq Global Market effective May 12, 2016 after market close. MaxPoint shares are expected to begin trading as a Nasdaq-listed security on May 13, 2016, and the common stock will continue to trade under the symbol "MXPT." This transfer is expected to be seamless for MaxPoint investors and stockholders.
"MaxPoint’s move to Nasdaq, a technology innovator and creator of the world’s first electronic stock market, is well-aligned with our own company values around innovation and pioneering new technologies" said Brad Schomber, CFO. "As the world’s largest electronic stock market, Nasdaq promotes innovation and attracts leading growth companies from a diverse group of sectors. We are proud to be joining these companies on the Nasdaq exchange."
"We are pleased to welcome MaxPoint to the Nasdaq family and look forward to a successful partnership with the company and its shareholders," said Bob McCooey, Senior Vice President, Listing Services at Nasdaq.
Forward-Looking Statements
This press release contains forward-looking statements that are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such statements, including, but not limited to, expectations regarding the timing of the proposed delisting from the NYSE, the potential benefits of listing on Nasdaq and other risks described in our filings with the Securities and Exchange Commission, including those described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015.
About MaxPoint
MaxPoint is a marketing technology company that generates hyperlocal intelligence to optimize brand and retail performance. We provide a platform for brands to connect the digital world with the physical world through hyperlocal execution, measurement, and consumer insights.
The company’s proprietary Digital Zip® technology and the MaxPoint Intelligence Platform™ predict the most likely buyers of a specific product at a particular retail location and then execute cross-channel digital marketing programs to reach these buyers. For more information, visit maxpoint.com.
Contacts
Public Relations Contact:
Patrick Foarde
patrick.foarde@ketchum.com
404-879-9254

Investor Relations Contact:
Denise Garcia
Denise.Garcia@icrinc.com
800-916-9960